Mar. 17. 2005 / 4:30PM, FBR - Friedman Billings Ramsey 1Q05 Business Update





Kurt Harrington
Friedman Billings Ramsey Group - Chief Financial Officer

Eric Billings Friedman
Billings Ramsey Group - co-Chairman, co-CEO

Emanuel Friedman
Friedman Billings Ramsey Group - co-Chairman, co-CEO

Rick Hendrix
Friedman Billings Ramsey Group - President and COO

Rock Tonkel
Friedman Billings Ramsey Group - President and Head of Investment Banking


CONFERENCE CALL PARTICIPANTS

Todd Halky
Sandler O'Neill - Analyst

Richard Herr
KBW - Analyst

Mark Alford
Analyst

Joshua Wigstein
Analyst

Steven Izeman
Front Point - Analyst

Ryan Pierce
Analyst

PRESENTATION


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Operator

Good afternoon. My name is Natasha and I will be your conference facilitator. At the same time, I would like to welcome everyone to the Friedman Billings Ramsey first quarter business update conference call.

[Operator Instructions].

Thank you. Mr. Harrington, you may begin your conference.

Thank you. Good afternoon. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group. Before we begin this afternoon's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the second securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.


Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K and in quarterly reports on Form 10-Q. I would now like to turn over the call to FBR Group's co-chairman and co-Chief Executive Officers Eric Billings and Emanuel Friedman. Also joining us this afternoon are Rick Hendrix, President and Chief Operating Officer and Rock Tonkel, President and Head of Investment Banking.



Eric Billings  - Friedman Billings Ramsey Group - co-Chairman, co-CEO
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Good  afternoon,  everybody  . This is Eric  Billings.  We  wanted  to take this opportunity to update you on the company, our quarter and the models that we've developed as we look at the coming year, particularly in the context of the first NLC acquisition, which I suspect you all know we closed last month. The first thing that we want to do is to bring some clarity to our anticipated earnings for the quarter.

We expect that the earnings for the first quarter will probably be in the range of $0.30 to $0.34. We want to point out that that is based on 3 factors that were unique to this quarter. First, there is, as you all know, the golf tournament, which we substantially expense in the quarter in which it occurs, and that resulted in $8 million in incremental expense.

Second, with respect to the FNLC acquisition, there is a ramp phase in the build out of a balance sheet when you incur costs. We had effectively no FNLC assets on the balance sheet to our benefit for the quarter. As I think we've mentioned in our previous call, we expect to have an average of approximately $4 billion of nonprime assets on our balance sheet for the second quarter, and that would result in approximately an additional $15 million to $20 million of profitability for the quarter.

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We will continue the ramp-up process in the following quarters, and the earnings should then grow in each of the following quarter as we add to the average assets in those quarters.

Third, there is our merchant banking portfolio. We anticipate taking effectively no gains for the quarter, and as I think most of you know, our model historically has provided for approximately $15 million in gains on average in a quarter, although that can be lumpy. We do fully anticipate that we will have at least $15 million of gains in the second quarter. And, in addition to that, we anticipate dividend income in that quarter running at about $6 million, which actually is pretty constant with this quarter.

Lastly, I'm going to discuss our capital markets models and activity for the quarter. While the quarter was reasonably good, it came in under the model. Our banking revenues will be in the vicinity of $100 million for the quarter while in our model we were anticipating approximately $140 million per quarter based on our annual number, but obviously that is volatile. $100 million is well within the range that we consider acceptable and reasonable, but a little less than the normal quarter we expect.

All of those issues -- the FNLC transition as we add the assets, the golf tournament and the merchant banking -- represent somewhere in the vicinity of $0.25 to $0.30 [including investment banking] of earnings that we believe we will have in the second quarter but were absent in this quarter, with the second quarter offering a more normalized look at our business.

Obviously, the investment banking, to the degree we hit an average number, would add an additional $0.08. But, as we have always cautioned, that number is potentially volatile and much less predictable. So it's important from our perspective that people understand the character of our earnings and revenue streams. I would now like to talk about our capital markets model for a moment.

As you know from the past, we try to give you an indication of what we believe are reasonable expectations of what we are likely to achieve in the different line items in our capital markets businesses. That is how we arrive at our anticipation of growth in people, growth in fixed costs, and growth in total break even.

Our model would suggest approximately $560 million of banking revenues for the year compared to approximately $430 million last year. On our sales and trading line, we are looking for approximately $130 million to $140 million of sales in trading revenue. That would be up from approximately $110 million from last year. We anticipate the break-even level for the year being approximately $270 million on average compared to approximately $210 million for last year. No, excuse me, $235 million from last year, excuse me. An average of $235 million last year up to $270 million this year.

And we anticipate approximately a 57% variable contribution above the break-even. Roughly speaking, 33% after tax above the $270 million. And that is our model. We always want to give you that information, but we want you to make your own assessments on each of these numbers. This is a model. These are not projections,. This is how we assess the business as we see it today based on many different factors.

As we have stated in the past, the build-out of our franchise is substantially complete. In the last two years, we have grown the fixed costs and the break-even fairly substantially. Clearly we've grown the revenues and the profitability much more disproportionately. We believe the substantial portion of that buildout is behind us now.

And, therefore, we think the continued leverageability of our platform is very substantial. That very much will be reflected by the fact that -- in the investment banking area this quarter -- we just closed a 144-A private placement that was a little bit less than $500 million. It was an energy transaction involving an exploration and production company.

As we have said in the past, the breadth of our banking business continues to widen out, and the name recognition of the firm continues to grow significantly. Activities in the private equity capital sector continue to grow very significantly. The energy transaction I just mentioned was executed on behalf of a very highly regarded and well known private equity firm, one of the largest such firms in the United States.

So the totality of these things gives us great optimism as we look at our capital markets business in 2005. But again, this is our model -- it should not be considered a projection.

As to our balance sheet businesses, we anticipate that our nonprime mortgage assets, again, will average approximately $4 billion for this 2nd quarter through originated and purchased assets. We anticipate that for the year, they will finish at approximately $10 billion to $12 billion for the year and will average approximately $7.5 billion. We expect the agency portfolio to stay fairly constant and average about $7 billion to 8 billion.

Let me talk about the nonprime for a minute and how we view that portfolio today. We are putting on average coupons of approximately 7.4%. We have funding costs which will average probably something in the 4.1% to 4.2% range. Again that assumes a fairly significant upward move in interest rates in the next two years, which may or may not occur. But if they do occur, then our costs will be there. If they do not occur, our funding costs will be considerably less.

We anticipate, between origination expenses and anticipated losses on average, about 180 bases points. So that we anticipate a spread of approximately 150 to 160 basis points over the first two years on average. Now, that results in a higher first-year level of profitability and a little lower second year. That's simply the nature of the way losses occur, as most of you, I think, now know.

The effect of that, though, is that with approximately 14 times leverage, we anticipate achieving returns on equity on an average over two years somewhere in that high 20% to low 30% range. And I do want to be clear that these are results that we are, in fact, actually achieving currently. This is not a model. This is what we are actually doing.

It is important to recognize in this part of the business that if, as we anticipate, rates rise, we will have hedged out the funding costs in our model of anything above a LIBOR of 450.

And if that is achieved, it's important to recognize that in the third year of these assets, which re-price predominantly at 300 basis points over the current coupon -- and we would anticipate a fairly substantial amount of these loans re-pricing -- the actual duration of portfolio would clearly expand and the spread would clearly widen. And we have great flexibility in this regard.

The net profitability of the assets in that circumstance would, in fact, achieve ROEs that would be at the high 30% level in our judgment. And I think it's important to point out that it's very, very important to us that the market looks at these businesses as dynamic rather than static portfolios, because when you look at any financial company by definition, it's a dynamic portfolio. You're looking at the average of assets on a balance sheet.

And so we think about it in that way, of course. We add a certain amount of assets each quarter of each year, and as you're growing your balance sheet significantly over the first couple of years, it means that -- even though spreads do go down little bit in the second year on the first pool of assets that you put on the previous year -- it's an average of quarterly activity that we are looking at. As you're adding new assets that tend to have higher spreads initially, it tends to hedge the spread in a portfolio by itself.

Even if you didn't put any hedges on, other than, for instance, just way-out-of-the-money hedges to protect against a catastrophic event, you would still have a fairly substantially hedged portfolio from that dynamic alone. And so when you put the totality of that together, the nature of these dynamic spreads tend to be within 30 or 40 basis points of each other -- fairly close in a given year. And therefore the profitability is fairly stable and fairly predictable, particularly as you're adding assets in the year.

In any case, as we look at this business and this part of our company from this perspective, we think it's very important to stress that in a rising rate environment, there is a very strong case to be made that this is an absolutely optimal environment to be operating in this industry. In fact, we could almost go so far as to say it is the best environment. And we know people feel that it may be in some ways an adverse environment, but we would say the spreads are very naturally good, and in good strong economic environments where rates are rising, clearly credit issues tend to be much less significant.

Very importantly, if rates are rising, as the curve suggests, it is important to understand that these assets will expand, and the coupons will adjust up meaningfully, adding very substantially to the value of these assets in the portfolio.

Clearly, the inverse is accurate, too. If rates don't raise, our spread naturally expands over ours and everybody else's model, because people are expecting funding costs on average to be considerably higher than they are at the margin today.

And so finally, just to talk generally about credit issues, again, we believe it's important to stress that, from a credit perspective in this asset class, there are a number of different ways to get great comfort on this. First, clearly, actual losses are running considerably lower than what most models are predicting in the way of anticipated losses by a fairly meaningful amount. Secondly, it's important to recognize, again, that it is a dynamic model. When you're adding new assets all the time, it tends to diminish potential losses in any given quarter.

But in addition to that, things that can be done to different degrees from our perspective. Putting on types of insurance -- cumulative loss caps at 6%, for instance. If we're going to take a case of higher credit losses that are meaningful and relevant to the portfolio, it almost certainly means we have a falling rate interest environment, because for that to happen we have to be in an environment of rising unemployment.

And in that circumstance, to take it to an extreme level, if you have a 740 cost and you have an operating expense that's approximately 80 basis points so, then your net revenue is 660. Putting all miscellaneous cost and revenues aside -- just calling those a push -- that 660 can facilitate losses. In a draconian environment, an environment where, if you had cumulative cap on at 6%,, interest rates could be 2% or 1%, or 0.

And so, the natural protection to credit losses is enormous. It is something we feel is very important, and we certainly think about that a lot. We think about, for instance, the last time we had a severe credit circumstance in the early '90's. As many of you remember, the banking industry went through great difficulty.

The reason the banking industry, from a credit standpoint, actually ended up having a fairly serious -- they lost about the equivalent of 1 1/2 years of spread -- impact on total ROA is because funding costs plummeted and long rates did not. Their yield on their prime rates and so their assets stayed high and their funding costs plummeted. And we have seen this in almost every single financial crisis that's ever taken place.

And so we believe, there are very many natural hedges to all parts of these businesses. They are dynamic portfolios. They are not static portfolios. They are business portfolios that have great value. We believe we're going to achieve very, very acceptable returns on invested equity in this part of our business, and we believe it's a business that will have great success for all of us as investors and owners of the company.

Very quickly, again, we like the agency business. The spread on that portfolio is going to run about 100 basis points for the quarter. So it did come in again a little bit more. We are seeing some positive signs for the first time, though. Since rates started to rise about a year ago, CPRs have clearly dropped. It looks like they're going to be certainly in the low 20's, maybe even lower in the coming quarter. At the same time, we are starting to see some increase in coupons. Premiums are virtually zero in the acquisition of these assets, so the net spreads in some ways are actually improving our new mortgage acquisitions quite significantly.

And so the business continues to be a very fine, very acceptable business to us. We would anticipate that, as we stated in previous calls, our business -- depending on total capital and allocations of capital -- will stay flat to run down somewhat as we build out the nonprime portfolio. But again, it is a very fine business.

It achieves acceptable returns for us. Again, keep in mind that this is only a model -- these are not projections. We anticipate raising our core dividend in the third quarter. And we will review ensuing quarters as the portfolios build and as the profitability builds on a core basis. This concludes the comments that we wanted to share with you. And now we would like to open it up for questions.
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QUESTION AND ANSWER
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Operator

[Operator Instructions].

Your first question comes from Todd Halky with Sandler O'Neill.

Todd Halky  - Sandler O'Neill - Analyst

Hey guys just a couple of questions. One, I want to clarify on the spread. When you were talking about roughly 150 basis points outlook over the next two years, is that for the overall portfolio in aggregate or is that simply the nonconforming component of it?

Eric Billings

That would be the nonconforming portion, Todd.

Todd Halky  - Sandler O'Neill - Analyst

Okay. And then the second question is on the merchant banking portfolio. As we think about it, some of the investments in there have to come under some pressure. Say the returns do not increase from the current levels, would you have to take an impairment charge against those? Since you only take realized gains, what do you do in the inverse, you know, if that was the case?

Eric Billings

Well, specifically, Todd, that's a GAAP accounting circumstance you're asking about, and that GAAP question would be obvious if we had an issue that traded down immediately.If there were a sustained valuation, we would take some kind of an impairment charge unless we sold the investment. If we felt that we had to sell the investment and redeploy our capital, then it would be a realized loss.

But specifically from an accounting perspective, yes, that would be the case. Having said that, at this time, we don't have any investments in our portfolio that would meet that circumstance.

Rick Hendrix  - Friedman Billings Ramsey Group - President and COO

Todd, this is Rick. The other thing I would point out is that while there's clearly a movement in a number of those names, there's nothing there meaningfully below our cost basis.

Unidentified Corporate Speaker

And, again, we do have substantial gains in many of those. Remember, when we've reported unrealized gains in the past, that marked 144-A's, it did not mark in the market, and we carried them at cost less underwriting fees.

Todd Halky  - Sandler O'Neill - Analyst

Absolutely I understand that. Great, thank you.

Operator

Your next question comes from Richard Herr with KBW.

Richard Herr  - KBW - Analyst

Hi, good afternoon guys. Several questions, maybe to start off, a little on the advertising. I want to understand this. I rememberlast you spent somewhere in the vicinity of $10 million on the FBR Open and you said the offset was the commission business that was brought in. Commission business did not come in at the same level as last year at this time?

Eric Billings

Richard, I don't believe we -- I don't think we --

Eric Billings

I think what we suggested last year was that over the year we would get a business that would compensate for the promotion.

To put that in perspective for you, Richard, you know, the $8 million that we mentioned this quarter, that's pure cost. So, just for what it's worth, for commission business to cover that with approximately a 45% variable contribution, obviously we would need to be talking about something large, and then you would have to cover fixed cost on average, too.

So it would be fairly a significant amount. So no, that's not the case. We look for the golf tournament to be covered from many different sources. Certainly by the easiest way to think about it is that the nature of our business, if we do a single banking transaction out of the golf tournament, we have a very real possibility or probability of covering that entire cost.

Now, we wouldn't do that in this quarter because you wouldn't have time to do it. But we certainly believe that the effect of the golf sponsorship is that we do a great deal of banking business from the tournament, and clearly we believe that the brand name recognition, the building of the name brand, the association, has helped us. We do believe we can show a direct correlation to transactions that we've done with private equity firms that are very, very large companies. These are S&P 200 companies that we believe -- absent the tournament -- might not have done these transactions with us.

But the cost is actually $8 million, and we think we will certainly more than cover that, but there's no precise methodology, other than just to expense it as it occurs then look at the revenues as they result.

Emanuel Friedman

With a 57% margin you need a $15 million incremental piece of banking business.

Richard Herr  - KBW - Analyst

What about the merchant bank and the portfolio there? I think in there is something in the vicinity of unrealized gains of $33 million, at least on the stuff that carried at cost. So there's no realized gain, at least that we can see.

Emanuel Friedman

Richard, you broke up a little bit.

Richard Herr  - KBW - Analyst

I'm sorry. On the merchant banking portfolio, unrealized gains and losses amount to about $33 million as of December 31. Just based on what's in the 10-K, kind of give us an update on where you sit today?

Eric Billings

No, Richard, we do that at the end of every quarter. Again, we would stress to you that we are at this time very comfortable with the fact that we will achieve the $15 million of our model gains in the second quarter. But, you know, again, things can change and possibly it won't occur. We at this time, though, feel very good about that. And we feel very good about the portfolio. But we really don't go into more specifics than that at this time.

Richard Herr  - KBW - Analyst

On some of the positions do you have the gain locked up?

Eric Billings

Richard, we're really not going to comment on the specifics other than to tell you we feel very good about it. It doesn't mean it's a certainty, but we feel very good about it.

Richard Herr  - KBW - Analyst

Okay. All right. And if you could just walk us through the agency portfolio. You talked about what you expect from the year on average in size. Can you tell us what we can expect for the quarter?

Eric Billings

For the first quarter, Richard, between $11 billion and $12 billion.

Richard Herr  - KBW - Analyst

OK. Well, thank you very much, guys.

Rick Hendrix

That was the agent portfolio you asked about, correct?

Richard Herr  - KBW - Analyst

Absolutely. Thanks.

Unidentified Corporate Speaker

Thanks, Richard.

Operator

Your next question comes from Mark Alford (ph) with (inaudible) Investments.

Mark Alford Analyst

I have a couple of questions, too. These are just kind of summarizing some of the things you said. The first quarter, $0.30 to $0.34, but then I think after that you said that, you know, merchant banking and First NLC, if they bounce back, that would maybe contribute $0.25 to $0.30 in the 2Q, plus maybe another $0.08 in investment banking? Would I sort of add those things together?

Unidentified Corporate Speaker

Adding the first quarter plus that plus the $0.08 -- is that what you meant
Mark?

Mark Alford Analyst

Yes.

Eric Billings

That is, you know, a little high. That would be higher than our model would suggest. But you're not more than a magnitude off. You're in the ballpark, but it's a little high.

 Mark Alford Analyst

The second thing is, again, just to summarize, on the nonprime portfolio, year one is greater than year two because in year two you have the impact of the credit losses, and year three is greater than year one because, assuming rates go up because you have the repricing of the portfolio. Assuming no growth.

Emanuel Friedman

Year one is the highest, because you have the impact of lower credit losses. Year two is lower because you have more credit losses in year two. And year three is similar to a little bit higher because you have the repricing.

Mark Alford Analyst

Okay.

Unidentified Corporate Speaker

Are you clear on that Mark? In other words, the way the losses actually occur, it's a bell-shaped curve, so you get a disproportionate amount of losses in the second and third year relative to the initial principal.

Unidentified Corporate Speaker

But Mark, you don't have to have rates go up to get this repricing -- these loans re-price off of LIBOR.

Mark Alford Analyst

 -- right. Because they're option ARMs or something?

Unidentified Corporate Speaker

Yes, they're LIBOR-based ARMS, and we've got LIBOR funding in the trust. And so you are going to go to LIBOR plus 600, give or take.

Mark Alford Analyst

Okay. And -- how are you funding it? Is this going to be with CP and Repo?

Unidentified Corporate Speaker.

The warehouses will be CP and not Repo which is warehouse lines.
(Indiscernible) and warehouse lines so permanent financing is in the asset-backed market, and it's done with LIBOR-based, primarily assuming you got mostly 228 - 327 LIBOR-based bonds that will be sold back by the loans. So the financing is permanent.

 Mark Alford Analyst

 Okay. That's different than the agency portfolio, correct?

Unidentified Corporate Speaker

Yes, it is. It's very different. It's a (indiscernible) permanent financing whereas the agency is a Repo financing and obviously has greater levels of changes associated with it.

Mark Alford Analyst

And I think my last question is you anticipate raising the core dividends in the third quarter. Did you say anything about possible special dividends this year?

Eric Billings

No, we didn't say anything, but our policy is the same, Mark. We will, during the course of the year set a core dividend as we have now -- it's $0.34 and that continues now. Our model suggests that we will be able to raise the core dividend in the third quarter. If, in fact, that's the case, we would look to pay our special dividend from all earnings in the REIT that is in excess of that. Clearly our model would suggest that that would occur, and if it does, we will pay it.

Mark Alford Analyst

Okay. That sounds great. Thank you very much.

Unidentified Corporate Speaker

Thanks, Mark.

Operator

Your next question comes from Joshua Wigstein with (inaudible) Capital

Joshua Wigstein Analyst

How you doing, guys?

Unidentified Corporate Speaker

Great.

Joshua Wigstein Analyst

I have a question. My concern is whether the sum of the parts are greater than the whole at this point. And I just wonder whether you guys would -- it might be a crazy question -- but would you unwind the investment banking business from the MBS and merchant banking side?

Emanuel Friedman

I think, at this point, we're extremely pleased with the results, we're excited about the results and that's something we would not consider.

Joshua Wigstein Analyst

And have you guys considered taking any action on the share-buy-back program that you have in place?

Eric Billings

Well, as always, what we would say to that is that we assess all our capital allocations, hopefully to maximize the risk-adjusted returns. We have had a very strong history in our company of buying back stock -- very aggressively when we can see the highest risk-adjusted returns. And issuing additional equity when we believe that will lead to the highest risk-adjusted returns. So we continue to do that, and hopefully we look at it rigorously. If we feel like we can do it so as to improve returns, we absolutely would. We would have no hesitation if we felt that it achieved highest returns.

Joshua Wigstein Analyst

And do you anticipate any needs for capital raises or secondaries to further increase the assets in the portfolio pursuant to the FNLC acquisition?

Eric Billings

Well to be very clear on that, again, we believe in many respects that we are in a very, very good position in the sense that raising capital for companies is never difficult. It's deploying the capital accretively that can be difficult. We think areas we've focused on -- and certainly the FNLC acquisition is one of them -- we have an opportunity to deploy significant capital, very, very accretively. At these prices it's very, very accretive, as to book, as to earnings, as to the dividends and as to intrinsic value in our judgment.

Obviously, at higher prices it's much more accretive, and so we want to be clear that we monitor these things all the time, as appropriate. If we believe we can do something that's accretive to the company, and it can be achieved, then we would do that. So, we monitor it constantly all the time, and it's a functional of the capital needs we have based on the activity of the firm. Hopefully we take advantage of these things opportunistically as they are appropriate.

Joshua Wigstein Analyst

And just one final question, as far as the anticipated increase in the dividends for the third quarter, do you have any model which indicates what type of increase you would be looking at?

Eric Billings

No, we really -- I don't want to say that at this time, but we do want to be clear, our model suggests earnings that are significantly in excess of last year's earnings. And so, we think that as you build these dynamic portfolios, we believe that our earnings will rise as our models suggest. We hope we've given you enough tools so that you can apply the information and the tools and make your own judgments.

But from our perspective, as we look at these models, we do believe the earnings should be in significantly in excess of '04 and, again, we do believe it should allow us to increase the core dividend in the third quarter as we look at our models today.

Joshua Wigstein Analyst

Okay, thank you very much. Good luck, guys.

Unidentified Corporate Speaker

Thank you.

Operator

Your next question comes from Richard Herr with KBW.

Richard Herr  - KBW - Analyst

Sorry guys, just one follow-up question. If you could talk a little bit about investment banking and what you're seeing the next couple of quarters. Obviously this quarter is a little bit depressed -- you had fewer deals than you had in the last few.. But maybe you could talk about what you're seeing in Q2 and forward quarters?

Eric Billings

I want to clarify one thing, Richard. We wouldn't use the word depressed on the quarter. It was a fine quarter in many senses.

It was a perfectly acceptable quarter, well within the band of what we would consider normal, recognizing that banking is always volatile. So $100 million was well within that band, and I just want to make sure people have a proper characterization of it. Rock?

Rock Tonkel - Friedman Billings Ramsey Group - President and Head of Investment Banking

Every deal we started we completed in the first quarter. We did a very large energy deal. We were doing REIT deals at the end of the quarter. As Eric just said, the quarter was an excellent quarter. We always said there would be lumpiness.

Rick Hendrix

My sense is that the overall equity market issuance was cut in half and we were about give or take flat last year first quarter. So I think we feel very fine about the quarter and our expectation. For the following quarters is very positive, as the franchise, as we've talked about before, continues to develop across each of the industry groups and particularly the financial sponsors arena.

Eric noted the nearly 500 million sole managed transaction we did for one of the premier private equity firms in the country. That base of business continues to expand meaningfully across various sectors. So, I would say the energy business continues to be very strong, growing quickly. We're making good progress in growth businesses such as healthcare and the technology -- certainly by the number of transactions. And the pipeline in the FIG business in terms of insurance, banks, sort of non REIT business continues to be strong.

Naturally, the REIT pipeline is very powerful, both in the property segment, across various property sub-segments in the equity REIT business and the core mortgage REIT business continues to be very strong. As an example, right now we are in the market with a nearly $500 million bank transaction, a fine commercial bank transaction that we started today in the market.

And so we feel very good about the development of each of these franchises and the business as it continues to broaden. And I would say the market cap size of our clients -- whether it's a private company, a public company or within the financial sponsor arena -- is increasing at a pretty significant rate. We're able to create opportunities with multibillion dollar market cap companies and private equity sponsors that are, we think, very, very positive for the pipeline and the development of the business over the next few quarters.

Unidentified Corporate Speaker

As Rock said, we're seeing no slow down in the FIG and real estate business.

Richard Herr  - KBW - Analyst

OK, thank you very much, guys. And thanks for the update.

Unidentified Corporate Speaker

Thanks, Richard.

Operator

Your next question comes from (indiscernible) Funds.

Unidentified Participant

I had a couple of questions. Could you break out your loss assumption and your origination cost assumptions a little bit more and talk about what duration you assume for that.

Unidentified Corporate Speaker

Could you repeat the question? You're breaking up.

Unidentified Participant

Can you break out the origination costs, capitalized origination cost assumption and the loss assumption for your sub prime business? And what duration do you use for that?

Unidentified Corporate Speaker

Yes. We can and, you know, it depends, I gave you an average over two years, and we're using loss anticipations that are approximately three years -- the average life we're assuming. We're assuming origination expenses of approximately 83 basis points annualized and, again, losses of about 100 annualized. So about 180 in total. But again, on an annualized basis, that could bounce around a little bit. 20 basis points either way.

Unidentified Corporate Speaker

You have to remember, it will vary depending on whether it's an FNLC origination or whether it's a purchase in the open market.

Unidentified Corporate Speaker

We're giving an approximation of a blend, but it will vary.

Unidentified Participant

Okay. I remember when you did the FNLC acquisition, you talked about potentially putting in mortgage insurance to bring down the weighted average LTV to 60%. Now you are kind of talking more about capping the assumed loss. Can you average a little bit more (indiscernible) market research on that, what is the reaction on the mortgage insurance side?

Rick Hendrix

We're still looking at mortgage insurance. We really are looking at -- a variety of different kind of risk mitigated strategies. And depending on pricing and capacity in the market, we will utilize multiple strategies. But it's going to run anything from what's called deep MI, which is the mortgage insurance that goes down to a deeper loan to value, to credit default swaps, to bond insurance, all of which provide different forms of loss mitigation strategies.

And we're going to continue to work on each one of those. What we don't want to do is commit to only one approach because these are markets where pricing varies somewhat dramatically, and we're going to go to the highest risk-adjusted return that's available to us.

Unidentified Corporate Speaker

Hedges and caps they all vary from time to time and you have to look at them all. The one thing that we are committed too is eliminating catastrophic risk from the portfolio. So, we will do that, ideally in many different ways. And so it's a function of what the particular opportunity is.

Unidentified Participant

How much would it cost you approximately? Because that's not in the 150 to 160 basis points or return over the first two years, that does not include any additional insurance against catastrophic loss or is that already?

Unidentified Corporate Speaker

No, it really is substantially in there. And again, it depends on the type and what you do. But it is, as we look at it.

Unidentified Participant

Okay. And then just to clarify again, you said mostly two and three ARMs, they were priced to LIBOR plus 600 over the six-month LIBOR?

Unidentified Corporate Speaker

That's right over six-month LIBOR. It's not anywhere near as consistent a market as, say, the agency market. So our average in our portfolio right now is right around 600. But we purchased pools that is right 6.25 and we originated some that are 5.5. When you actually go on loan by loan basis, you've got a lot of variability, but 600 is a good number to use for the portfolio we have right now.

Eric Billings

And typically, again as Rick said (indiscernible), but more and more normal. It's a 300 base-point adjustment in the first reset, and then they reset every six months, up 100 basis points. If there's a typical case, that would be sort of it with a lifetime cap of 7. And so, for instance, as we look at our portfolio and we look at our funding cost as previously described, that would facilitate rates moving up to, you know, as high as 450 in LIBOR. Anything over that wouldn't affect us.

And our rate that we gave you -- in essence assume that occurs if that doesn't occur, it would be lower. But the point is, they would be able to adjust up to 600 over. So at the time of adjustment, were that rate circumstance to exist, the upward adjustment would put the new origination, including cost to originate that loan, at very much about the same coupon as ours would have adjusted to. So again, very good reason to anticipate extension of the asset.

Unidentified Participant

And then just another question. Would you be able to give us a little more guidance on what your active pipeline looks in terms of dollar volume of deals versus the past, and also break out what mortgage real estate related and other industries?

Unidentified Corporate Speaker

You know, we're not going to comment on the pipeline specifically. We'll be talking about that at the end of the quarter, but I would just reiterate that we had what I would regard as a reasonable quarter, particularly in relation to the change in the size of the overall issuance market and the equity market. And the franchise continues to be expanding. One thing that I think is interesting is that we increasingly are accepted as a sole book runner or book runner in industries outside of FIG and real estate. In particular, in energy.

One way to think about that is the following. In each of these industries, as we expand by capitalizing new businesses via IPOs or 144-As, we're creating a base of transactions among those company -- follow-ons, etc. -- that grows. And we create greater opportunity in other companies and other sponsors in those industries. That growth is going on at a very significant pace across all of our industries. But particularly outside the FIG business and the real estate business, where we are naturally very strong.

Unidentified Participant

Great, thank you.

Unidentified Corporate Speaker

Thank You.

Operator

Your next question comes from Steven Izeman (ph) with Front Point.

Steven Izeman  - Front Point - Analyst

Hi, thanks for doing this conference call I just have two questions. Question number one is in 2004, what percentage of your investment banking revenue came from mortgage REITS and property REITS? Roughly.

Unidentified Corporate Speaker

We don't have an average Steve. But as we've indicated our real estate and our FIG, ran about 80% of volume and about 60% of transactions.

Steven Izeman  - Front Point - Analyst

OK, that's fair enough. Another accounting question. A lot of other banks that I look at, like a JP Morgan or a Goldman, I think that the securities they own in merchant bank that are public give something like a 20% value, liquidity discount to the position then mark to market the unrealized gains and losses through the P&L every quarter and you don't seem to do that. I would like to understand the difference?

Rick Hendrix  - Friedman Billings Ramsey Group - President and COO

To the extent we hold securities in our broker/dealer we do the same thing, but the merchant bank portfolio. which are long-term investments that are held in the REIT, get treated differently. They are treated as available for sale, and so changes in their value run through our equity in the form of other accumulated and comprehensive income. And then we recognize gains or losses at the time that they are actually realized, or as we went through earlier, if they were a permanent impairment, we would recognize a loss ahead of time.

Steven Izeman  - Front Point - Analyst

The reason you were able to do that is you were able to hold those securities in the REIT?

Rick Hendrix  - Friedman Billings Ramsey Group - President and COO

Those are long-term investments in the REIT, exactly.

Steven Izeman  - Front Point - Analyst

Thank you very much.

Unidentified Corporate Speaker

Thank You.

Operator

Your next question comes from Mark Alford with (indiscernible).

Mark Alford Analyst

Actually I think I'm asking what Steve was asking, and that is, but maybe I can just be more specific. You know, in terms of the equity holdings that you have in let's say an American Home Mortgage, AFR, AmeriCredit, First City, GPP, MCGC, Fieldstone. Those are carried at the REIT and what happens on a quarterly basis? Because, you know, there have been some pretty sizable drops this quarter in some of those stocks.

Unidentified Corporate Speaker

Right. So to the extent that we hold a public company in our merchant bank and portfolio at the REIT, the change in value quarter to quarter is reflected in the equity line on the balance sheet and accumulated other comprehensive income. So, if we had a position that was worth 50 million, and now it's worth 55 million, we have an increase in accumulated comprehensive income, but there's no P&L impact until we sell it.

Mark Alford Analyst

Okay. So all of those investments are held in the REIT, all those public equities are held in the REIT?

Unidentified Corporate Speaker

For all intents and purposes, obviously the broker dealer has securities that we own from time to time at the broker dealer, but if it is a merchant banking investment, it's at the REIT.

Mark Alford Analyst

Okay, thank you.

Operator

Your next question comes from David (indiscernible) Capital.

Unidentified Participant

It's been answered, thank you.

Unidentified Corporate Speaker

Next question?

Operator

Your next question comes from David (indiscernible) Capital.

Unidentified Participant

Hello, my question has been asked and answered. Thank you.

Unidentified Corporate Speaker

Thank You. Operator, could you go to the next question?

Operator

Your next question comes from Ryan Pierce with (indiscernible) Capital.

Ryan Pierce Analyst

Hey, guys. I had a question on the cost of funds 4.1. Can you explain how you're assuming that?

Unidentified Corporate Speaker

We (indiscernible) 4.2.

Unidentified Corporate Speaker

Yes, we're just basically, looking at the forward curve and adding in any cost of hedging to the curve and then adding the premium that we have on the bottom. So the overall cost on the bonds is going to be LIBOR plus 642 then you have issuance costs, and you've got some hedging costs that we're just laying on top of the curve.

Ryan Pierce Analyst

If I look at the two-year swap, which is normally a pretty good proxy for the cost of funds plus credit spread, I mean, that is at about 409, 410 now.

Unidentified Corporate Speaker

That's actually not a great proxy for the cost of funds.

Unidentified Corporate Speaker

People think it is, but it's actually not.

Eric Billings

And I think there is actually probably some confusion with other companies in that regard as well. But if you were going to do a pure swap, that would be where you are, but today LIBOR is at 285. Right? And we've got a credit cost at 42 (ph), and we've got some other expenses call it 50 in total, so you're going to be at 335. And depending on how you hedge, you may have another 7 or 8 basis points on top of that.

Now, if you look at the forward curve and you look at the slope, you can kind of track where your cost of funds is going to go over the next two years. But over that slope and hedging with the caps that are out of the money, you're going to end up in kind of this 410, I think, Eric mentioned 420 actually range. But it is not just the two-year swath plus 50 or whatever your credit costs are.

Ryan Pierce Analyst

Okay. So is this similar to what New Century is doing?

Unidentified Corporate Speaker

There are some similarities and there are some differences. They're iterations of each other.

Ryan Pierce Analyst

OK. And just a follow-up on a question someone else asked on the change in the market to market and merchant banking portfolio. That goes into book value, so we should assume book value will be lower this quarter?

Unidentified Corporate Speaker

Well, we always give you two book value numbers, we give you book value and then we give you a core book value, which excludes other comprehensive income because that's variable quarter to quarter. If you look at the GAAP book, it incorporates changes in other comprehensive income and you have to look at what you've earned, what you've retained and what are the changes you have. It may or may not be high or lower. But our core book value includes that number.

Unidentified Corporate Speaker

Again, as to the assets in the agency portfolio, even if there is a markdown when rates are rising, we hold them to refinance or adjustment up, where they're (indiscernible) and so we don't realize losses in that. So that doesn't have relevance to us. Simultaneously on the merchant portfolio, because when we sell them, we pay out the gains. We're not accumulating equity from the merchant banking investment activity, so we don't look at that as being relevant to us from a growth of book value either way.

Ryan Pierce Analyst

OK. Thank you.

Unidentified Corporate Speaker

Thank You.

Operator

At this time, there are no further questions. Mr. Harrington, are there any closing remarks?

Eric Billings

First, we would just like to thank everybody for taking the time. Again, we are very, very pleased with the company and the progress and very excited about the First NLC acquisition. Again, we do stress that we believe that this is a very, very good time in this industry.

The nonprime industry and our capital markets business is developing and growing very, very significantly. It's not all straight lines -- that's not the nature of our business, of course. But we are very pleased with it, and we hope the call was helpful and informative. We look forward to speaking to you all later. Thank you very much.

Operator

This concludes today's Friedman Billings Ramsey first quarter business update conference call. You may now disconnect.